Exhibit 99.1

Tivic Reports Second Quarter 2024 Financial Results

SAN FRANCISCO – (Business Wire) – August 14, 2024 – Tivic Health® Systems, Inc. (“Tivic”, Nasdaq: TIVC), a health tech company that develops and commercializes bioelectronic medicine, today announced its second quarter 2024 financial results and discussed growth strategies based on its investments in vagus nerve stimulation ("VNS").

“This quarter is the start of a potentially transformational period for Tivic. We announced the results of our successful Phase 1 trial of a new approach to non-invasive vagus nerve stimulation. We are partnering with The Feinstein Institute of Bioelectronic Medicine for optimization, and we are continuing to build our intellectual property portfolio in an area of significant potential value to the company and our investors,” explained Jennifer Ernst, CEO of Tivic.

"Over the last 18 months, we have improved gross margins of our ClearUP product, increased the revenue-produced-per-marketing dollar spent, and aggressively reduced operating expenses. We have relocated manufacturing and driven down costs of fulfillment with a new third-party logistics provider. We evaluated various potential licensing and strategic transaction opportunities, while simultaneously building our organic growth options. We have demonstrated industry-leading clinical results in the new high-value medical target of VNS. We are not yet done, but I am proud of what has been accomplished with a small and dedicated team.”

Ernst expanded to say, "While we expect to continue to make improvements in the economic profile of the ClearUP product line and our overall operating expenses, we believe the future growth of the company will be greatly enhanced by advancements in our vagus nerve stimulation program.”

The company will be discussing the key results from the Phase 1 VNS trial as part of its Q2 earnings call.

2024 Business and Operational Updates

In the first half of 2024, Tivic business and operational updates are as follows:

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Tivic entered a limited exclusive distribution agreement with one of the Top 10 Medical Equipment Distributors and Suppliers in the nation.
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The company launched ClearUP 2.0 and began decommissioning older versions. ClearUP 2.0 includes new power management circuitry for faster charging and longer battery lifetime, addressing a key source of negative customer reviews.
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On May 8, 2024, Tivic announced the final results of its pilot research study with The Feinstein Institutes for Medical Research at Northwell Health (“Feinstein”). Through this collaboration, the company has confirmed the effectiveness of our patent-pending non-invasive cervical vagus nerve stimulation (“ncVNS”) approach. The study reported responses in the autonomic, cardiac, and central nervous system activity the indicate potential clinical utility in several major disease areas.

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On May 17, 2024, Tivic entered into a Collaboration and Research Support Agreement with Feinstein for the company's Phase 1a optimization study of its vagus nerve stimulation system. The Phase 1a program will test and seek to optimize the company's non-invasive vagus nerve stimulation approach in preparation for future disease-specific Phase 2 trials.
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Effective on May 31, 2024, the company terminated the lease on its 9,091 square feet of office space in Hayward, California. The company incurred one-time termination charges of $77 thousand in connection with the lease termination. This will provide the company a savings of approximately $284 thousand in lease expense over the next year and a half.
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Following the close of the period, the company terminated its standing third-party logistics and manufacturing agreement with ALOM Technologies, under which the company incurred minimum monthly charges of $25,000. The company entered agreements with a new third-party logistics provider and established in-house manufacturing capabilities with monthly minimum expenses <$1,000 per month in total.

Financial Performance

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Revenue (net of returns) for the three and six months ended June 30, 2024 was $140 thousand and $474 thousand, respectively, a decrease of $63 thousand, or 12%, as compared to first half 2023 primarily due to a 27% decrease in unit sales, offset by a 20% increase in the per unit average sales price.
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Cost of sales for the three and six months ended June 30, 2024 was $110 thousand and $277 thousand, respectively, a decrease of $86 thousand, or 24%, compared to the first half of 2023.
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Gross profit in the three and six months ended June 30, 2024 was $30 thousand and $197 thousand, respectively, compared to $61 thousand and $174 thousand in 2023.
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Gross margin was 42% in the six months ended June 30, 2024, compared to 32% in 2023.
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Total operating expenses in the three and six months ended June 30, 2024 was $1.2 million and $2.9 million, respectively, compared to $2.2 million and $4.4 million in 2023 with year over year cost reductions of $1.5 million.
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During the three months ended June 30, 2024 and 2023, the company incurred a net loss of $1.3 million and $2.1 million, respectively. Net loss for the first half of 2024 was $2.7 million, $1.5 million lower than for the same period in 2023.
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On May 13, 2024, the company sold 4,710,000 shares of common stock with accompanying warrants to certain investors in a registered public offering at a combined price of $0.85 per share and warrants. The company received gross proceeds of approximately $4.0 million. Net proceeds after deducting expenses (excluding proceeds to the company, if any, from the future exercise of the warrants issued in connection with the offering), were approximately $3.3 million.
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As of June 30, 2024 and December 31, 2023, cash and cash equivalents totaled $3.7 million and $3.4 million, respectively.

The company’s MD&A and consolidated financial statements for the quarter ended June 30, 2024 will be filed with the Securities and Exchange Commission on August 14, 2024 with the company’s Quarterly Report on Form 10-Q. The company's previous public filings may be found on www.sec.gov and can also be located on Tivic’s website at: https://tivichealth.com/investor/#SEC.

Conference Call and Webcast Information

Management will host a webcast/conference call on Wednesday, August 14, 2024, at 1:30 PM PT / 4:30 PM ET to discuss the company’s second quarter 2024 financial results and provide a business update, including comments on the direction the company is heading in 2024.

The conference call will be available via telephone by dialing toll-free 888-506-0062for local callers; or 973-528-0011 for international callers and using entry code 316159.

The conference call will also be available via Webcast link: https://www.webcaster4.com/Webcast/Page/2865/50901

An audio replay of the call will be available from the “Investor” page on the Tivic Health website at https://tivichealth.com/investor/.

About Tivic Health

Tivic Health is a commercial health tech company advancing the field of bioelectronic medicine. Tivic Health’s technology platforms leverage stimulation of the trigeminal, sympathetic, and vagus nerve structures. Tivic Health’s non-invasive and targeted approach to the treatment of inflammatory chronic health conditions gives consumers and providers drug-free therapeutic solutions with high safety profiles, low risk, and broad applications. Tivic Health’s first commercial product ClearUP is an FDA approved, award-winning, handheld bioelectronic sinus device. ClearUP is clinically proven, doctor-recommended, and is available through online retailers and commercial distributors. For more information visit http://tivichealth.com@TivicHealth

Forward-Looking Statements

This press release may contain “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Tivic Health Systems, Inc.’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the future development of ncVNS treatment; Tivic Health’s ability to commercialize products arising out of the ncVNS treatment and Tivic Health’s plans to seek regulatory approval for such clinical products; Tivic Health’s continued focus on developing ncVNS treatment, including in the epilepsy, post-traumatic stress disorder, and/or ischemic stroke space; expected clinical utility, including which patient populations may be pursued; market and other conditions; supply chain constraints; macroeconomic factors, including inflation; Tivic Health's ability to raise additional capital on favorable terms, or at all, when needed; Tivic Health's ability to maintain its Nasdaq listing; and unexpected costs, charges or expenses that reduce Tivic Health’s capital resources. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Tivic Health’s actual results to differ from those contained in the forward-looking statements, see Tivic Health’s filings with the SEC, including, its Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 29, 2024, under the heading “Risk Factors”; as well as the company’s subsequent filings with the SEC. Forward-looking statements contained in this press release are made as of this date, and Tivic Health Systems, Inc. undertakes no duty to update such information except as required by applicable law.

Media Contact:

Morgan Luke

Morgan.Luke@tivichealth.com

Investor Contact:

Hanover International, Inc.

ir@tivichealth.com

Tivic Health Systems, Inc.

Condensed Balance Sheets

(in thousands, except share and per share data)

	June 30, 2024	December 31, 2023
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$3,693	$3,395
Other current assets	970	1,257
TOTAL CURRENT ASSETS	4,663	4,652
PROPERTY AND EQUIPMENT, NET	120	122
NONCURRENT ASSETS	—	383
TOTAL ASSETS	$4,783	$5,157

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$591	$1,208
Other current liabilities	—	193
TOTAL CURRENT LIABILITIES	591	1,401
TOTAL LONG-TERM LIABILITIES	—	176
STOCKHOLDERS' EQUITY
Common stock	1	—
Additional paid in capital	44,824	41,466
Accumulated deficit	(40,633)	(37,886)
TOTAL STOCKHOLDERS' EQUITY	4,192	3,580
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,783	$5,157

Tivic Health Systems, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended
	2024	2023	2024	2023
REVENUES	$140	$161	$474	$537
COST OF SALES	110	100	277	363
GROSS PROFIT	30	61	197	174
OPERATING EXPENSES
Research and development	302	468	558	958
Sales and marketing	207	452	712	910
General and administrative	727	1,266	1,614	2,547
TOTAL OPERATING EXPENSES	1,236	2,186	2,884	4,415
NET OPERATING LOSS	(1,206)	(2,125)	(2,687)	(4,241)
OTHER EXPENSE	60	—	60	—
NET LOSS	$(1,266)	$(2,125)	$(2,747)	$(4,241)
NET LOSS PER SHARE - BASIC AND DILUTED	$(0.32)	$(7.16)	$(1.00)	$(17.01)
WEIGHTED-AVERAGE NUMBER OF SHARES - BASIC AND DILUTED	4,009,746	296,778	2,738,743	249,264